Exhibit 99.1

Perkins & Marie Callender's Inc.
6075 Poplar Avenue
Suite 800
Memphis, TN  38119

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Vivian H. Brooks
Phone:  774-452-4270

Perkins & Marie Callender’s Inc.
Reports Results for the Quarter Ended October 3, 2010

Memphis, TN, November 18, 2010 – Perkins & Marie Callender’s Inc. (together with its consolidated subsidiaries, the “Company”, “PMCI” or “we”) is reporting its financial results for the third quarter ended October 3, 2010.

Highlights for the Third Quarter of 2010:

•	Perkins restaurants’ comparable sales decreased by 2.8% and Marie Callender’s restaurants’ comparable sales decreased by 4.1% in the third quarter of 2010 compared to the third quarter of 2009.
•
Since the beginning of 2010, five Perkins franchised restaurants have opened and two corporate restaurants have closed. In addition, two corporate and two franchised Marie Callender’s restaurants have closed.

J. Trungale, President and Chief Executive Officer of Perkins & Marie Callender’s Inc., commented, “During the third quarter 2010, sales and traffic trends at both Perkins and Marie Callender’s continued to be adversely affected by the languishing economy, including declines in consumer confidence and sluggish consumer spending and increased commodity costs. While we remain consistently focused on ensuring positive dining experiences at all of our restaurants and serving high quality food at a strong price-value ratio, we continue to strive for operational, financial and capital efficiencies to ease the burdens stemming from the negative economic environment.”

Financial Results for the Third Quarter of 2010

Revenues in the third quarter of 2010 decreased 5.9% to $108.7 million from $115.5 million in the third quarter of 2009.  The decrease resulted from a $4.3 million decrease in sales in the restaurant segment and a $2.5 million decrease in the Foxtail segment.  Company-owned Perkins comparable restaurant sales decreased by 2.8% and Company-owned Marie Callender’s comparable restaurant sales decreased by 4.1% in the third quarter of 2010 as compared to the third quarter of 2009.

Food cost for the quarter ended October 3, 2010 decreased to 25.4% of food sales from 25.7% for the quarter ended October 4, 2009.  Restaurant segment food cost was up by 1.0 percentage point to 25.4% of food sales in the quarter ended October 3, 2010, primarily due to higher sugar, pork, coffee, dairy, seafood and egg costs.  In the Foxtail segment, food cost decreased to 52.9% of food sales in the third quarter of 2010 from 57.9% in the third quarter of 2009, primarily due to higher sales margins and improved pie manufacturing efficiencies.

Labor and benefits costs, as a percentage of total revenues, increased by 0.3 percentage points to 34.5% in the third quarter of 2010 as compared to the prior year’s third quarter.  Restaurant segment labor and benefits remained constant at 37.8% in the third quarter of 2010, while the Foxtail segment labor and benefits expense increased from 12.5% in the third quarter of 2009 to 12.8% in the third quarter of 2010.  This increase was due primarily to the impact of fixed labor and benefit costs on a lower sales base as labor and benefits expenses for this segment decreased by approximately $0.3 million during the third quarter of 2010.

Operating expenses for the quarter ended October 3, 2010 were $32.6 million, or 30.0% of total revenues, compared to $33.2 million, or 28.7% of total revenues in the quarter ended October 4, 2009.  Restaurant segment operating expenses increased by 1.1 percentage points to 32.4% of restaurant sales in the third quarter of 2010, due primarily to a decline in revenues and increases in advertising expenses and utilities.  Operating expenses in the Foxtail segment decreased by 1.0 percentage point to 10.4% of segment food sales.

General and administrative expenses were 8.8% of total revenues, a decrease of 0.1 percentage point from the third quarter of 2009.  This decrease is primarily due to lower incentive compensation accruals and legal costs.

Depreciation and amortization was 4.4% and 4.8% of revenues in the third quarters of 2010 and 2009, respectively.

Interest, net was 9.5% of revenues in the quarter ended October 3, 2010, compared to 8.9% in the quarter ended October 4, 2009.  This expense increased due to an approximate $9.2 million increase in the average debt outstanding during the third quarter of 2010.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income or loss attributable to PMCI before income taxes or benefits, interest expense (net), depreciation and amortization, asset impairments and closed store expenses, pre-opening expenses, management fees, certain non-recurring income and expense items and other income and expense items unrelated to operating performance.  The Company considers adjusted EBITDA to be an important measure of the performance of core operations because adjusted EBITDA excludes various income and expense items that are not indicative of the Company’s operating performance.  The Company believes that adjusted EBITDA is useful to investors in evaluating the Company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  The Company also believes that adjusted EBITDA is useful to investors in evaluating the Company’s operating performance compared to that of other companies in the same industry, as the calculation of adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending, all of which may vary from one company to another for reasons unrelated to overall operating performance.  The Company’s calculation of adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.  Adjusted EBITDA is not a presentation made in accordance with U.S. generally accepted accounting principles and accordingly should not be considered as an alternative to, or more meaningful than, earnings from operations, cash flows from operations or other traditional indications of a company’s operating performance or liquidity.  The following table provides a reconciliation of net loss to adjusted EBITDA:

	Third Quarter	Third Quarter	Year-to-Date	Year-to-Date
	Ended	Ended	Ended	Ended
(in thousands)	October 3, 2010	October 4, 2009	October 3, 2010	October 4, 2009

Net loss attributable to PMCI	$(12,349)	(11,248)	(38,108)	(26,882)
Provision for (benefit from) income taxes	(4,888)	142	(4,888)	142
Interest, net	10,336	10,260	34,200	34,005
Depreciation and amortization	4,818	5,498	16,783	18,411
Asset impairments and closed store expenses	642	187	2,747	1,395
Pre-opening expenses	-	8	-	41
Management fees	919	919	3,064	2,856
Settlement with former owner	4,555	-	4,555	-
Other items	-	-	-	(2,195)
Adjusted EBITDA	$4,033	5,766	18,353	27,773

About the Company

Perkins & Marie Callender’s Inc. operates two restaurant concepts:  (1) full-service family dining restaurants, which serve a wide variety of high quality, moderately-priced breakfast, lunch and dinner entrees, under the name Perkins Restaurant and Bakery, and (2) mid-priced, casual-dining restaurants specializing in the sale of pies and other bakery items under the name Marie Callender’s Restaurant and Bakery.  As of October 3, 2010, the Company owned and operated 161 Perkins restaurants and franchised 319 Perkins restaurants.  The Company also owned and operated 75 Marie Callender’s restaurants, two Callender’s Grill restaurants, an East Side Mario’s restaurant and 12 Marie Callender’s restaurants under partnership agreements.  Franchisees owned and operated 37 Marie Callender’s restaurants and one Marie Callender’s Grill.

Conference Call

Perkins & Marie Callender’s Inc. has scheduled a conference call for Thursday, December 2, 2010, at 1:00 p.m. (CST) to review third quarter of 2010 earnings.  The dial-in number for the conference call is (866) 207-2203, and the conference ID number is 24726624.  A taped playback of this call will be available two hours following the call through midnight (EST) on Thursday, December 9, 2010.  The taped playback can be accessed by dialing (800) 642-1687 and by using access code number 24726624.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, written, oral or otherwise made, may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative thereof or other variations thereon or comparable terminology.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections.  While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control.  These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors affecting these forward-looking statements include, among others, the following:

•	macroeconomic conditions, consumer preferences and demographic patterns, both nationally and in particular regions in which we operate;
•	our substantial indebtedness;
•	our liquidity and capital resources;
•	competitive pressures and trends in the restaurant industry;
•	prevailing prices and availability of food, labor, raw materials, supplies and energy;
•	a failure to obtain timely deliveries from our suppliers or other supplier issues;
•	our ability to successfully implement our business strategy;
•	relationships with franchisees and the financial health of franchisees;
•	legal proceedings and regulatory matters; and
•	our development and expansion plans.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included in this press release are made only as of the date hereof.  We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

PERKINS & MARIE CALLENDER’S INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
 (In thousands)

	Quarter	Quarter	Year-to-Date	Year-to-Date
	Ended	Ended	Ended	Ended
	October 3,	October 4,	October 3,	October 4,
	2010	2009	2010	2009
REVENUES:
Food sales	$102,296	109,086	357,184	385,024
Franchise and other revenue	6,404	6,384	21,474	21,575
Total revenues	108,700	115,470	378,658	406,599
COSTS AND EXPENSES:
Cost of sales (excluding depreciation shown below):
Food cost	25,999	28,058	90,715	101,333
Labor and benefits	37,535	39,474	129,743	135,703
Operating expenses	32,587	33,183	108,856	110,956
General and administrative	9,515	10,313	34,456	34,531
Settlement with former owner	4,555	-	4,555	-
Depreciation and amortization	4,818	5,498	16,783	18,411
Interest, net	10,336	10,260	34,200	34,005
Asset impairments and closed store expenses	642	187	2,747	1,395
Other, net	(41)	(392)	(399)	(3,069)
Total costs and expenses	125,946	126,581	421,656	433,265
Loss before income taxes	(17,246)	(11,111)	(42,998)	(26,666)
Benefit from (provision for) income taxes	4,888	(142)	4,888	(142)
Net loss	(12,358)	(11,253)	(38,110)	(26,808)
Less: net (loss) earnings attributable to
non-controlling interests	(9)	(5)	(2)	74
Net loss attributable to Perkins & Marie
Callender's Inc.	$(12,349)	(11,248)	(38,108)	(26,882)

PERKINS & MARIE CALLENDER’S INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par and share amounts)

	October 3,	December 27,
	2010	2009
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$9,397	4,288
Restricted cash	5,696	8,110
Receivables, less allowances for doubtful accounts of $1,028 and $829 in 2010 and 2009, respectively	15,945	18,125
Inventories	12,195	11,062
Prepaid expenses and other current assets	2,180	1,864
Assets held for sale, net	310	-
Total current assets	45,723	43,449

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $159,073 and $156,898 in 2010 and 2009, respectively	61,717	75,219
INVESTMENT IN UNCONSOLIDATED PARTNERSHIP	19	50
GOODWILL	23,100	23,100
INTANGIBLE ASSETS, net of accumulated amortization of $20,983 and $20,179 in 2010 and 2009, respectively	145,375	147,013
OTHER ASSETS	14,064	16,074
TOTAL ASSETS	$289,998	304,905

LIABILITIES AND DEFICIT

CURRENT LIABILITIES:
Accounts payable	15,085	14,657
Accrued expenses	44,453	41,605
Franchise advertising contributions	5,696	4,327
Current maturities of long-term debt and capital lease obligations	340	503
Total current liabilities	65,574	61,092

LONG-TERM DEBT, less current maturities	338,434	326,042
CAPITAL LEASE OBLIGATIONS, less current maturities	13,205	11,054
DEFERRED RENT	18,992	17,092
OTHER LIABILITIES	24,736	22,277
DEFERRED INCOME TAXES	45,457	45,457

DEFICIT:
Common stock, $.01 par value; 100,000 shares authorized;
10,820 issued and outstanding	1	1
Additional paid-in capital	150,870	150,870
Accumulated other comprehensive income	54	45
Accumulated deficit	(367,441)	(329,333)
Total Perkins & Marie Callender's Inc. stockholder's deficit	(216,516)	(178,417)
Non-controlling interests	116	308
Total deficit	(216,400)	(178,109)
TOTAL LIABILITIES AND DEFICIT	$289,998	304,905

PERKINS & MARIE CALLENDER’S INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Year-to-Date	Year-to-Date
	Ended	Ended
	October 3,	October 4,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(38,110)	(26,808)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	16,783	18,411
Asset impairments	2,489	571
Amortization of debt discount	1,352	1,184
Other non-cash income items	(177)	(2,427)
Loss on disposition of assets	258	824
Equity in net loss of unconsolidated partnership	31	25
Net changes in operating assets and liabilities	14,804	3,383
Total adjustments	35,540	21,971
Net cash used in operating activities	(2,570)	(4,837)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,790)	(5,941)
Proceeds from sale of assets	1,007	494
Net cash used in investing activities	(2,783)	(5,447)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	24,684	26,501
Repayment of revolving credit facilities	(13,644)	(16,726)
Repayment of capital lease obligations	(373)	(318)
Repayment of other debt	(15)	(15)
Debt financing costs	-	(142)
Distributions to non-controlling interest holders	(190)	(104)
Net cash provided by financing activities	10,462	9,196

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,109	(1,088)

CASH AND CASH EQUIVALENTS:
Balance, beginning of period	4,288	4,613
Balance, end of period	$9,397	3,525